ASSIGNMENT

WHEREAS I have invented the invention entitled ELECTROLYTIC REACTOR AND RELATED METHODS FOR SUPPLEMENTING THE AIR INTAKE OF AN INTERNAL COMBUSTION ENGINE.

WHEREAS preferred embodiments of said invention are disclosed in United States Patent No. 8,347,829 issued January 8, 2013 by the United States Patent and Trademark Office.

WHEREAS I am the sole owner of:

The entire right, title, and interest in said invention, in said patent, in the patent application that resulted in said patent and in all divisions, continuations, and continuations-in-part thereof, all previously filed provisional applications for which said patent application seeks the benefit of an earlier filing date under 35 U.S.C. § 119, all reissues or extensions of Letters Patent or Patents granted thereon, and in all corresponding applications filed in countries foreign to the United States, and in all patents issuing thereon in the United States and foreign countries.

The right to file foreign patent applications on the invention in my own name, wherever such right may be legally exercised, including the right to claim the benefits of the International Convention for such applications.

WHEREAS Stratean, Inc. (SRTN) (hereinafter “Assignee”), a corporation of the State of Nevada having a principle place of business at 70 North Main Street Bountiful, UT 84010, desires to secure the entire right, title and interest in said invention.

THEREFORE, in consideration of the shares transferred to me by Assignee in the Share Purchase Agreement executed concurrently herewith, the receipt and sufficiency of which I hereby acknowledge, I HEREBY ASSIGN TO ASSIGNEE:

The entire right, title, and interest in said invention, in said patent, in said patent application that resulted in said patent and in all divisions, continuations, and continuations-in-part thereof, all previously filed provisional applications for which said patent application seeks the benefit of an earlier filing date under 35 U.S.C. § 119, all reissues or extensions of Letters Patent or Patents granted thereon, and in all corresponding applications filed in countries foreign to the United States, and in all patents issuing thereon in the United States and foreign countries.

The right to file foreign patent applications on the invention in its own name, wherever such right may be legally exercised, including the right to claim the benefits of the International Convention for such applications.

I hereby authorize and request the United States Commissioner of Patents and Trademarks, and such Patent Office officials in foreign countries as are duly authorized by their patent laws to issue patents, to issue any and all patents on the invention to Assignee as the owner of the entire interest, for the sole use and benefit of Assignee, its successors, assigns, and legal representatives.

I hereby agree, without further consideration and without expense to me, to sign all lawful papers and to perform all other lawful acts which Assignee may request of me to make this Assignment fully effective, including, by way of example and not of limitation, the following:

Prompt execution of all original, divisional, substitute, reissue, and other United States and foreign patent applications on said invention, and all lawful documents requested by the Assignee to further the prosecution of any of such patent applications.

Cooperation to the best of my ability in the execution of all lawful documents, the production of evidence, nullification, reissue, extension, or infringement proceedings involving the invention.

This assignment and agreement shall be binding upon my heirs and legal representatives.

Inventor Name	Inventor Signature	Date of Signature
James Harper
Inventor Address Filing Date (MM-DD-YYYY)

STATE OF (______________________ )

COUNTY OF (_____________________ )

On this ______ day of _________________, in the year 2016, before me, a notary public, personally appeared James Harper, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this instrument, and acknowledged he executed the same.

WITNESS my hand and official seal.

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